Exhibit 99.1
Press Release
For Immediate Release
Beazer Homes USA, Inc. Reports New Home Orders
and Closings for the Quarter Ended December 31, 2009
Atlanta, Ga., January 5, 2010 —Beazer Homes USA, Inc. (NYSE:BZH) (www.beazer.com) today released preliminary unit net orders and closings from continuing operations for the quarter ended December 31, 2009.

	New Orders (Units)
	For the Quarter Ended December 31,
	2009	2008	% Change
West	357	253	41.1%
East	274	201	36.3%
Southeast	97	79	22.8%

Total	728	533	36.6%

	Closings (Units)
	For the Quarter Ended December 31,
	2009	2008	% Change
West	406	439	-7.5%
East	388	271	43.2%
Southeast	167	180	-7.2%

Total	961	890	8.0%

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with continuing operations in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New Mexico, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Forward Looking Statements
This press release contains forward-looking statements, including statements regarding our preliminary unit net orders and closings from continuing operations for the quarter ended December 31, 2009. Forward-looking statements are not guarantees of future performance and a variety of factors could cause our actual results to differ materially from the results discussed in the forward-looking statements. These factors include, but are not limited to, (i) we have not completed closing our books (and the closing process could impact some of the preliminary amounts and estimates we are relying upon), (ii) economic changes nationally or in local markets, including changes in consumer confidence, volatility of mortgage interest rates and inflation; (iii) our estimates related to homes to be delivered in the future based on new orders are imprecise as they are subject to various cancellation risks which cannot be fully controlled, and (iv) continued or increased disruption in the availability of mortgage financing. For other factors, see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2009.
Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.
CONTACT: Beazer Homes USA, Inc.
Jeff Hoza
Vice President, Treasurer
770-829-3700
jhoza@beazer.com